Exhibit 99.1

Bar Harbor Bank to Acquire 8 Bank Branches in Central Maine
BAR HARBOR, MAINE - July 8, 2019 -- Bar Harbor Bankshares (NYSE American: BHB or the “Company”) announced that its banking subsidiary, Bar Harbor Bank & Trust (“BHBT” or the “Bank”), has signed a definitive agreement to acquire eight branches located in central Maine with approximately $287 million of deposits, $111 million of loans and $284 million of assets under management (as of March 31, 2019) from People’s United Bank, National Association (“People’s”).

Both banks will be working closely to ensure a seamless transition for customer accounts and associates transferring to BHBT. The Company intends to offer continued employment to the professionals associated with People’s central Maine region, which is anticipated to close in the fourth quarter of 2019. This acquisition is subject to regulatory approval from the Federal Deposit Insurance Corporation and the State of Maine and the satisfaction of customary closing conditions. The eight branches will increase BHBT’s total branch count to 56 in its footprint, and 22 in the State of Maine. The Company is well positioned to integrate the new branches into its existing operations and deliver the product depth and local responsiveness that it has become known for.

President and Chief Executive Officer, Curtis C. Simard stated, “We are pleased to welcome our new colleagues, customers and communities to our already deep Maine roots. We look forward to servicing their banking and Wealth Management needs, and to providing our full suite of personal and commercial deposit and loan products. We believe this acquisition provides our existing and new customers enhanced convenience and underscores our commitment to Maine while expanding into contiguous markets in a sensible way. These branches stretch across the central Maine I-95 corridor with four branches in the greater Bangor market and includes all deposits from People’s central Maine territory.”

Mr. Simard stated, “This transaction contributes to our financial and long term strategic goals with manageable risk based on our experienced team’s history of successful acquisitions and system integrations. We plan to use the acquired deposits to replace certain existing higher cost of borrowings which will result in an immediate accretion to earnings and will support future growth with additional core funding. Incremental earnings will allow for an estimated earn-back of tangible book value per share less than a period of five years. At closing the Company will pay a 6.3% premium on average total deposits plus a premium of 1.2 times annualized wealth management revenue and approximately $4.4 million for the fair value of premises and equipment acquired.”

Griffin Financial Group, LLC served as financial advisor to Bar Harbor Bankshares and K&L Gates served as outside legal counsel. A presentation with additional information regarding the branch acquisition can be found on our website.

BACKGROUND
Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly-owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 130 years. Bar Harbor provides full-service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.bhbt.com.

FORWARD LOOKING STATEMENTS
Paragraphs two, three, and four of this release contains forward looking statements about the Company’s future plans, strategies and financial performance that may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." These forward looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties, many of which are beyond our control, which could cause the Company’s actual results to differ from those expressed in the forward looking statements. Risk factors relating both to the transaction and the integration of the branch customers into Bar Harbor Bank and Trust after the completion of the transaction include, without limitation:

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Completion of the transaction is dependent on, among other things, the ability of the parties to satisfy the conditions precedent and consummate the announced Transaction and to secure of regulatory approvals and third-party consents, the timing of which cannot be predicted with precision at this point and which may not be satisfied or received at all.

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The transaction may be more expensive to complete and the anticipated benefits may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

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The integration of the acquired customers and operations into the Company, which will include conversion of data and information from the seller’s operating systems to the Company’s operating systems, may take longer than anticipated or be more costly than anticipated or may have unanticipated adverse consequences.

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The Company’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, the Company may incur more credit losses from the acquired loan portfolio than expected, deposit costs or attrition may be greater than expected, and wealth management or treasury service income may be less than expected.

Additional risks and uncertainties that could cause the Company’s actual results to differ from those expressed in the forward looking statements are identified in its reports filed with the Securities and Exchange Commission, including its Quarterly Reports on form 10‑Q, Annual Reports on Form 10-K, and Current Reports on Form 8‑K. The forward looking statements included in this release are made only as of the date of this release, and the Company does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

CONTACTS
Josephine Iannelli; EVP, Chief Financial Officer & Treasurer; (207) 288-3314